EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 20, 2013	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2013 1ST QTR RESULTS

Horsham, PA, February 20, 2013 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced results for its first quarter ended January 31, 2013.

First Quarter Financial Highlights:

•	FY 2013's first quarter net income was $4.4 million, or $0.03 per share, compared to a net loss of $2.8 million, or $0.02 per share, in FY 2012's first quarter.

•	Net income included pre-tax inventory write-downs of $0.7 million, compared to pre-tax inventory write-downs of $8.1 million in FY 2012's first quarter.

•	Pre-tax income was $8.3 million, compared to a pre-tax loss of $6.4 million in FY 2012's first quarter.

•	Revenues of $424.6 million and homebuilding deliveries of 746 units rose 32% in both dollars and units, compared to FY 2012's first quarter.

•	The average price of homes delivered was $569,000, compared to $582,000 in FY 2012's fourth quarter and $571,000 in FY 2012's first quarter. The decline was due primarily to the mix of deliveries.

•
Backlog of $1.86 billion and 2,796 units rose 66% in dollars and 57% in units, compared to FY 2012's first-quarter-end backlog. The average price of homes in backlog was $665,000 compared to $626,000 at FY 2012's first- quarter end.

•
Net signed contracts of $614.4 million and 973 units rose 38% in dollars and 49% in units, compared to FY 2012's first quarter. On a per-community basis, FY 2013's first-quarter net signed contracts rose 52% to 4.34 units per community, the highest for any first quarter since FY 2006.

•
The average price of net signed contracts was $631,000, compared to $682,000 in FY 2012's first quarter.  The average price of FY 2012's first-quarter net contracts was positively impacted by The Touraine on Manhattan's Upper East Side, where the value of the 16 contracts signed was $65.5 million - an average of approximately $4.1 million per unit.

•	Gross margin, excluding interest and write-downs, was 23.4%, compared to 23.2% in FY 2012's first quarter.

•	SG&A as a percentage of revenue improved to 18.4%, compared to 21.6% in FY 2012's first quarter, due primarily to increased revenue volume.

•	The Company ended its first quarter with 225 selling communities, compared to 224 at FYE 2012, and 228 at FY 2012's first-quarter end.

•	At FY 2013's first-quarter end, the Company had approximately 43,700 lots owned and optioned, compared to approximately 40,400 at FYE 2012 and approximately 39,700 one year ago.

*more*

Douglas C. Yearley, Jr., Toll Brothers' chief executive officer, stated: “Demand has increased. With our first quarter contracts up 49%, and contracts for the first three weeks of our second quarter up 40% versus comparable periods in FY 2012, it appears that momentum is building.
“We are continuing to gain market share and see little competition from local private builders. As the Spring selling season kicks off, we are also enjoying increasing pricing power due to the release of pent-up demand colliding with limited supply in the affluent markets where we operate.
“In FY 2013's first quarter, we invested over $330 million in what we believe are very well-located land deals spread across many of our most profitable markets. While many of these new deals will not open for sale until FY 2014 or later, we are projecting to open approximately 70 new communities in the second, third and fourth quarters of FY 2013. Adjusting for communities which we expect will sell out in the next three quarters, we project ending FY 2013 with between 225 and 255 selling communities. With our current land holdings, our new land deals, recent price increases and planned high-rise deliveries, we are optimistic about community count growth and increasing profitability in FY 2014 and beyond.
“We are developing other income streams to supplement our expanding home building operations. Building on our land acquisition/development, and construction expertise and our nationally recognized brand, we have assembled a pipeline of sites we control for new rental apartment projects totaling approximately 4,000 units. We also control sites for two high-quality student housing projects totaling approximately 890 units (3,095 beds). These projects, which are located in the metro Boston to Washington, DC corridor and which we expect to develop in partnership structures over the next several years, should start generating income beginning in FY 2015. They will augment the approximately 1,500 apartment units we've developed and currently operate and own in partnership structures.
“Gibraltar Capital and Asset Management LLC, our wholly owned subsidiary formed to acquire and work out distressed real estate and loans, generated pre-tax profits of $2.1 million this quarter. In addition, Gibraltar has invested $33 million in four separate loan and loan portfolio acquisitions since the start of FY 2013.”
Martin P. Connor, Toll Brothers' chief financial officer, stated: “The pace of our sales accelerated throughout FY 2012, so our backlog at fiscal-year-end 2012 was weighted to homes to be delivered in the latter part of FY 2013. Therefore, we see accelerating deliveries throughout FY 2013. With 2,796 homes in backlog, up 57% from one year ago, and with production increasing, we now expect to deliver between 3,750 and 4,300 homes in FY 2013 at an average price of between $595,000 and $630,000.
“As demand increased in the second half of FY 2012, we began, and continue, to raise prices. Those price increases should benefit our income statement and our gross margins in the second half of FY 2013 and beyond.

*more*

“Gross margins in the first quarter of FY 2013, excluding interest and impairments, were 20 basis points better than FY 2012's same period but 120 basis points weaker than FY 2012's fourth quarter margins. The reduction from the fourth quarter was primarily due to fewer deliveries of high margin high-rise units in FY 2013's first quarter, as we discussed on our FYE 2012 earnings conference call.”

Robert I. Toll, executive chairman, stated: “After seven years of trepidation, buyers are reentering the housing market and household formations are increasing. With low inventories of houses for sale and a limited supply of approved lots, home prices are rising. Buyers who need to sell one home to move to the next one are more willing and able to make the move. These factors plus record-low interest rates are boosting the housing market's recovery. As housing continues to recover and home prices rise, personal and bank balance sheets get stronger, which should spur additional economic activity and more housing demand.”

Toll Brothers' financial highlights for the first quarter ended January 31, 2013 (unaudited):

▪	FY 2013's first-quarter net income was $4.4 million, or $0.03 per share diluted, compared to FY 2012's first-quarter net loss of $2.8 million, or $0.02 per share diluted.

▪	FY 2013's first quarter included a tax provision of $3.9 million, compared to a $3.6 million tax benefit in FY 2012's first quarter.

▪
FY 2013's first-quarter pre-tax income was $8.3 million, compared to a FY 2012 first-quarter pre-tax loss of $6.4 million. FY 2013's first-quarter results included pre-tax inventory write-downs attributable to operating communities of $0.7 million. FY 2012's first-quarter results included pre-tax inventory write-downs totaling $8.1 million.

▪	Excluding write-downs, FY 2013's first-quarter pre-tax income was $9.0 million, compared to FY 2012's first-quarter pre-tax income of $1.7 million.

▪
FY 2013's first-quarter gross margin improved to 18.5% from 15.6% in FY 2012's first quarter. Excluding write-downs and interest, FY 2013's first-quarter gross margin improved to 23.4% from 23.2% in FY 2012's first quarter.

▪	Interest included in cost of sales declined to 4.7% of revenue in FY 2013's first quarter from 5.1% in FY 2012's first quarter.

▪
FY 2013's first-quarter total revenues of $424.6 million and 746 units increased 32% in both dollars and units from FY 2012's first-quarter total revenues of $322.0 million and 564 units. The average price of homes delivered was $569,000, compared to $582,000 in FY 2012's fourth quarter and $571,000 in FY 2012's first quarter.

▪
In FY 2013, first-quarter gross signed contracts of $659.7 million and 1,037 units rose 40% in dollars and 49% in units from FY 2012's first-quarter totals of $470.3 million and 695 gross signed contracts.

*more*

▪
FY 2013's first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.2%, compared to 6.2% in FY 2012's first quarter. As a percentage of beginning-quarter backlog, FY 2013's first-quarter cancellation rate was 2.5%, compared to 2.6% in FY 2012's first quarter.

▪
The Company's FY 2013 first-quarter net signed contracts of $614.4 million and 973 units, increased by 38% and 49%, respectively, compared to FY 2012's first-quarter net signed contracts of $444.7 million and 652 units.

▪
On a per-community basis, FY 2013's first-quarter net signed contracts of 4.34 units per community were 52% greater than FY 2012's first-quarter total of 2.86; 54% greater than FY 2011's first-quarter total of 2.81; 65% greater than FY 2010's first-quarter total of 2.63; and 338% greater than FY 2009's first-quarter total of 0.99. However, they were still below the Company's historical first-quarter average of 4.80 units, dating back to 1987, the first full fiscal year in which the Company was public.

▪	The average price of net signed contracts in FY 2013's first quarter was $631,000 compared to $623,000 in FY 2012's fourth quarter and $682,000 in FY 2012's first quarter.

▪
The average price of the Company's FY 2012 first-quarter net signed contracts was positively impacted by The Touraine, the Company's 22-unit boutique condo building under construction at 65th Street and Lexington Avenue in Manhattan, where the value of the 16 contracts signed that quarter was $65.5 million, or an average of approximately $4.1 million per unit. The Touraine will deliver units in the back half of FY 2013. Excluding the Touraine, the average price of FY 2012 first-quarter net signed contracts was $596,000.

▪	In FY 2013, first-quarter-end backlog of $1.86 billion and 2,796 units increased 66% and 57%, respectively, from FY 2012's first-quarter-end backlog of $1.12 billion and 1,784 units.

▪	SG&A as a percentage of revenue improved to 18.4%, compared to 21.6% in FY 2012's first quarter, due primarily to higher revenues offset by cost increases associated with the Company's growth.

▪
In FY 2013's first quarter, unconsolidated entities in which the Company had an interest delivered $8.9 million of homes, compared to $23.4 million in the first quarter of FY 2012. The Company recorded its share of the results from these entities' operations in “Income from Unconsolidated Entities” on the Company's Statements of Operations.

▪
In FY 2013's first quarter, unconsolidated entities in which the Company had an interest signed contracts of $6.2 million, compared to $21.4 million in FY 2012's first quarter. At January 31, 2013, unconsolidated entities in which the Company had an interest had a backlog of $24.4 million, compared to $19.0 million at January 31, 2012.

*more*

▪
The Company ended its FY 2013 first quarter with $793.6 million in cash and marketable securities compared to $1.22 billion at FYE 2012, and $719.4 million at FY 2012's first-quarter end. At FY 2013's first-quarter end, the Company had $819 million available under its $885 million, 12-bank credit facility, which matures in October 2014.

▪	The Company's Stockholders' Equity at FY 2013's first-quarter end increased 21% to $3.13 billion, compared to $2.60 billion at FY 2012's first-quarter end.

▪	The Company ended its FY 2013 first quarter with a net debt-to-capital ratio(1) of 29.7%, compared to 23.6% at FYE 2012 and 25.0% at FY 2012's first-quarter end.

▪
The Company ended FY 2013's first quarter with approximately 43,700 lots owned and optioned, compared to 40,400 one quarter earlier, 39,700 one year earlier and 91,200 at its peak at FY 2006's second-quarter end. Approximately 33,500 of these 43,700 lots were owned, of which approximately 12,000 lots, including those in backlog, were substantially improved.

▪	In the first quarter of FY 2013, the Company purchased 3,000 lots for approximately $332.9 million.

▪
The Company ended FY 2013's first quarter with 225 selling communities, compared to 224 at FYE 2012 and 228 at FY 2012's first-quarter end. The Company expects to end FY 2013 with between 225 and 255 selling communities.

▪
Based on FY 2013's first-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 3,750 and 4,300 homes in FY 2013. It believes the average delivered price for FY 2013 will be between $595,000 and $630,000 per home.

▪
In FY 2013's first quarter, the Company's Gibraltar Capital and Asset Management subsidiary reported pre-tax income, including its share of income from a structured asset joint venture in which it has an interest, of $2.1 million, compared to $1.7 million of income in FY 2012's first quarter.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, February 20 2013, to discuss these results and its outlook for FY 2013. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

*more*

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington.
Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. Toll Brothers was awarded Builder of the Year for 2012 and is the only two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

*more*

Information presented herein for the first quarter ended January 31, 2013 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2013	October 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$368,756	$778,824
Marketable securities	424,819	439,068
Restricted cash	33,757	47,276
Inventory	4,155,047	3,761,187
Property, construction and office equipment, net	112,877	106,214
Receivables, prepaid expenses and other assets	152,881	148,315
Mortgage loans receivable	49,400	86,386
Customer deposits held in escrow	31,301	29,579
Investments in and advances to unconsolidated entities	321,851	330,617
Investment in distressed loans	42,832	37,169
Investment in foreclosed real estate	68,764	58,353
Deferred tax assets, net of valuation allowances	355,966	358,056
	$6,118,251	$6,181,044

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$93,314	$99,817
Senior notes	2,021,897	2,080,463
Mortgage company warehouse loan	43,464	72,664
Customer deposits	156,758	142,977
Accounts payable	110,791	99,911
Accrued expenses	467,652	476,350
Income taxes payable	83,265	80,991
Total liabilities	2,977,141	3,053,173

Equity:
Stockholders’ Equity
Common stock	1,692	1,687
Additional paid-in capital	412,242	404,418
Retained earnings	2,725,829	2,721,397
Treasury stock, at cost	(38)	(983)
Accumulated other comprehensive loss	(4,803)	(4,819)
Total stockholders' equity	3,134,922	3,121,700
Noncontrolling interest	6,188	6,171
Total equity	3,141,110	3,127,871
	$6,118,251	$6,181,044

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,
	2013	2012
Revenues	$424,601	$321,955

Cost of revenues	345,937	271,608
Selling, general and administrative expenses	78,047	69,637
	423,984	341,245

Income (loss) from operations	617	(19,290)
Other:
Income from unconsolidated entities	3,083	6,687
Other income - net	4,626	6,195
Income (loss) before income taxes	8,326	(6,408)
Income tax provision (benefit)	3,894	(3,622)
Net income (loss)	$4,432	$(2,786)
Income (loss) per share:
Basic	$0.03	$(0.02)
Diluted	$0.03	$(0.02)
Weighted-average number of shares:
Basic	169,064	166,311
Diluted	177,761	166,311

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2013	2012
Impairment charges recognized in cost of sales	$709	$8,120

Depreciation and amortization	$6,525	$5,229
Interest incurred	$31,748	$28,899
Interest expense:
Charged to cost of sales	$19,974	$16,321
Charged to other income - net	88
Capitalized interest on investments in unconsolidated entities	1,363
Total	$21,425	$16,321

Home sites controlled:
Owned	33,526	32,352
Optioned	10,169	7,302
	43,695	39,654

*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended January 31,		Three Months Ended January 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	161	137	$92.7	$75.6
Mid-Atlantic	242	179	132.1	100.8
South	143	135	87.2	76.5
West	200	113	112.6	69.1
Total consolidated	746	564	$424.6	$322.0

CONTRACTS
North	252	201	$144.9	$178.5
Mid-Atlantic	277	182	154.1	104.2
South	203	159	137.5	96.3
West	241	110	177.9	65.7
Total consolidated	973	652	$614.4	$444.7

BACKLOG
North	746	617	$501.5	$410.3
Mid-Atlantic	693	490	408.1	292.4
South	809	466	533.8	283.0
West	548	211	416.3	131.8
Total consolidated	2,796	1,784	$1,859.7	$1,117.5

*more*

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2013 and 2012, and for backlog at January 31, 2013 and 2012 is as follows:

	2013	2012	2013	2012
	Units	Units	$(Mill)	$(Mill)
Three months ended January 31,
Revenues	10	28	$8.9	$23.4
Contracts	10	25	$6.2	$21.4

Backlog at January 31,	36	23	$24.4	$19.0

###